UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Intrepid Potash, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

707 17th Street, Suite 4200
Denver, Colorado 80202

April 5, 2023
Dear Stockholder:
We cordially invite you to attend the 2023 Annual Meeting of Stockholders of Intrepid Potash, Inc (the “Annual Meeting”). The Annual Meeting will be held on Friday, May 19, 2023, at 10:00 a.m. Mountain Time. The Annual Meeting will be held entirely online live via audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/IPI2023, where you will be able to listen to the Annual Meeting live, submit questions, and vote.
You will find important information about the matters to be voted on at the Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page Notice of Internet Availability of Proxy Materials (the “Notice”) instead of sending them a full set of printed materials. The Notice tells you how to access and review the important information contained in the proxy materials on the internet and how to request to receive a printed copy of our proxy materials. The Notice also tells you how to vote on the internet or by phone prior to the Annual Meeting.
Your vote is important. We hope you will attend the Annual Meeting. We encourage you to review the proxy materials and vote as soon as possible. You may submit your vote three ways: first, as indicated above, you may vote on the internet or by phone prior to the meeting; second, vote by mail, if you timely request to receive printed copies of these proxy materials in the mail; finally, you are able to vote your shares electronically during the Annual Meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are posted at www.virtualshareholdermeeting.com/IPI2023 and can be found in the section entitled “Questions and Answers about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?” in the proxy statement.
Very truly yours,

Robert P. Jornayvaz III
Executive Chairman of the Board and Chief Executive Officer

707 17th Street, Suite 4200
Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Annual Meeting Date	Friday, May 19, 2023
Time	10:00 a.m. Mountain Time
Place	www.virtualshareholdermeeting.com/IPI2023
Items of Business	(1)	To elect two Class III directors nominated by our Board of Directors to serve three-year terms expiring at our 2026 Annual Meeting of Stockholders;
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023;
	(3)	To approve, on an advisory basis, the compensation of our named executive officers;
	(4)	To approve, on an advisory basis, the frequency of the future advisory votes on the compensation of our named executive officers; and
	(5)	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting
Record Date	Only holders of record of our common stock on March 22, 2023, are entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting.
Voting
Your vote is important. We encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find information about how to cast your vote in the question-and-answer section of the accompanying proxy statement.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2023:
This Notice, our proxy statement, and our 2022 annual report are available at www.proxyvote.com.
By Order of the Board of Directors of Intrepid Potash, Inc.,

Matt Preston
Chief Financial Officer
Denver, Colorado
April 5, 2023

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
(303) 296-3006
Proxy Statement
Questions and Answers about the Annual Meeting and Voting
Why did I receive these proxy materials?
We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”).
The Annual Meeting will be held on Friday, May 19, 2023, at 10:00 a.m. Mountain Time, online at www.virtualshareholdermeeting.com/IPI2023. The Annual Meeting will be a completely virtual meeting conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IPI2023 and entering your 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date (as defined below). Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the Record Date (as defined below).
We expect to begin furnishing these proxy materials to stockholders on or about April 5, 2023.
When we use the term “Intrepid,” “us,” “we,” or “our,” we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.
What matters will be voted on at the Annual Meeting?
We will ask stockholders to vote on the following matters at the Annual Meeting:
(1)	To elect two Class III directors nominated by our Board to serve three-year terms expiring at our 2026 Annual Meeting of Stockholders (Proposal 1);
(2)	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2023 (Proposal 2);
(3)	To approve, on an advisory basis, the compensation of our named executive officers (Proposal 3);
(4)	To approve, on an advisory basis, the frequency of the future advisory votes on the compensation of our named executive officers (Proposal 4); and
(5)	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting.
Who can vote?
Stockholders of record at the close of business on the record date of March 22, 2023 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, we had 13,183,102 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for the 10 days prior to the Annual Meeting at www.virtualshareholdermeeting.com/IPI2023. In addition, the list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, bank, or other nominee to obtain your 16-digit control number or otherwise vote through the broker, bank, or other nominee. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the Record Date. The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Mountain Time. You should allow ample time for the check-in procedures.
What is the difference between a stockholder of record and a beneficial holder?
Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the Annual Meeting.
Beneficial Holder
If your shares are held in a stock brokerage account, by a bank, or other nominee (commonly referred to as being held in “street name”), you are the beneficial holder of those shares. Your broker, bank or other nominee is the stockholder of record and has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you have the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials giving you the right to vote the shares.
How do I vote?
Stockholder of Record
If you are a stockholder of record, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from us in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2023.
Beneficial Holder
If you are a beneficial holder, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from your broker, bank, or other nominee in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2023. If you are a beneficial owner who does not have a 16-digit control number, you may gain access to the Annual Meeting by logging into your brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting.

If you do not give your broker, bank or other nominee instructions as to how to vote, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank, or other nominee may not vote your shares on any of the proposals without your instructions, other than the ratification of the appointment of our independent registered public accounting firm. Please be sure to return your voting instructions to your broker, bank, or other nominee so that your vote is counted. The voting deadlines and availability of telephone and internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.
Multiple Holdings
If you hold shares both as a stockholder of record and as a beneficial holder, you must vote separately for each set of shares.
How can I attend and vote at the Annual Meeting?
This year’s Annual Meeting will be held entirely online live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IPI2023. If you were a stockholder as of the Record Date and you have your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.
A summary of the information you need to attend the Annual Meeting online is provided below:
•	To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.
•
The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

•
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

•	Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IPI2023.
•	Assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/IPI2023 on the day of the Annual Meeting.
•
Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at www.intrepidpotash.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, bank or other nominee to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank, or other holder of record. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the Record Date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting website. If you encounter any difficulties accessing the virtual Annual Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
Can I change or revoke my vote?
If you are a stockholder of record, you may change your vote at any time prior to the vote at the Annual Meeting by taking any of the following actions:
•	submitting a new proxy with a later date using any of the available methods described above;
•	providing a written revocation to our Corporate Secretary at Intrepid Potash, Inc., 707 17th Street,
Suite 4200, Denver, CO 80202; or
•	voting online at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/IPI2023.
If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee following the instructions they provided to you. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain your 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.
Whether you are a stockholder of record or a beneficial owner of shares held in street name, your attendance at the Annual Meeting online will not, by itself, automatically revoke your proxy.
What is the quorum requirement for the Annual Meeting?
A quorum of stockholders is necessary for any action to be taken at the Annual Meeting (other than adjournment or postponement of the Annual Meeting). A quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the Annual Meeting in person, by means of remote communication, or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum if the broker, bank, or other nominee uses its discretionary authority to vote on at least one routine matter under NYSE rules.
How will my shares be voted at the Annual Meeting?
Your shares will be voted in accordance with your properly submitted instructions.
Stockholders of Record
If you are a stockholder of record and you submit a proxy but do not include voting instructions on a matter, your shares will be voted in favor of each of the nominees named in Proposal 1, in favor of each of Proposals 2 and 3, and in favor of a frequency of every year for Proposal 4, in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof, your shares will be voted in the discretion of the named proxies.
Beneficial Holders and Broker Non-Votes
If you are a beneficial holder and you do not provide voting instructions to your broker, bank, or other nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2023 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, including the other proposals up for a vote (Proposals 1, 3 and 4). The unvoted shares are called “broker non-votes.” Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?
Proposal		Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Vote
(1)	To elect the Class III directors nominated by our Board to serve three-year terms expiring at our 2026 Annual Meeting of Stockholders	More votes FOR than AGAINST	No effect	No	No effect
(2)	To ratify the appointment of KPMG as our independent registered public accounting firm for 2023	More votes FOR than AGAINST	No effect	Yes	Not applicable
(3)	To approve, on an advisory basis, the compensation of our named executive officers	More votes FOR than AGAINST	No effect	No	No effect
(4)	To approve, on an advisory basis, the frequency of the future advisory votes on the compensation of our named executive officers	Most votes FOR frequency of every 1, 2, or 3 years	No effect	No	No effect
What are the recommendations of the Board?
Our Board recommends that you vote:
•	“FOR” the Class III directors nominated by our Board to serve three-year terms expiring at our 2026 Annual Meeting of Stockholders (Proposal 1);
•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2023 (Proposal 2);
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3); and
•	“FOR” a frequency of one year for future advisory votes to approve, on an advisory basis, the compensation of our named executive officers (Proposal 4).
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.
Who will pay the costs of soliciting votes for the Annual Meeting?
We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors $12,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, phone, email, or other electronic communication. In addition, our officers, directors, and employees, without additional compensation, may solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.
How can I find the results of the voting after the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board currently consists of six directors divided into three classes, designated as Class I, Class II and Class III. In accordance with our Amended and Restated Bylaws (our “Bylaws”) and Restated Certificate of Incorporation (our “Certificate of Incorporation”), the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. The classes of directors serve for staggered three-year terms, with their current terms ending at the Annual Meeting in the following years: Class I directors – 2024; Class II directors – 2025; and Class III directors – 2023.
Over the past few years, our Board has made an effort to recruit new directors to achieve the right blend of experience and continuity and new perspectives. For example, in July 2021, Lori A. Lancaster was appointed to the Board to replace Terry Considine, who resigned effective July 28, 2021. In addition, Mary E. McBride joined the Board in May 2020 and William M. Zisch joined the Board in May 2022. With the changes to the composition of our Board, our overall director tenure is approximately 8.1 years, with 33% of our directors being female.
The Class III directors elected at the Annual Meeting will serve until the 2026 Annual Meeting of Stockholders. Our nominees for the Class III directorship are Robert P. Jornayvaz III and William M. Zisch. Each nominee was nominated by our Board based on the recommendation of the Nominating and Corporate Governance Committee (“Governance Committee”). In making these nominations, our Board and our Governance Committee considered the nominee’s specific experiences, qualifications, and skills, as described below. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board.
To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted “for” the nominee must exceed the number of votes cast “against” that nominee. Cumulative voting is not permitted in the election of directors. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.
Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board’s deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and selects nominees based on individual skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the independent directors seek to promote diversity on the Board through the nomination process. The Governance Committee also believes that nominees should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are fulfilled in a transparent manner and in compliance with applicable laws, rules, and regulations.
The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
When seeking candidates for a new director, the Governance Committee may solicit suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.

The Governance Committee will consider suggestions by stockholders for possible future director nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting the names of such individuals, together with appropriate biographical information, background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Governing Committee, c/o Corporate Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202. Stockholders also have the right under our Bylaws to nominate director candidates directly, without any action or recommendation on the part of the Governance Committee or the board, by following the procedures set forth below under the heading “Stockholder Proposals.”
Below is biographical and other information about our Class III director nominees and continuing directors. Below each director’s biographical information, we also provide the specific experience, qualifications, and skills that assisted our Governance Committee and Board to conclude that the individual should serve as a director.
Class III Director Nominees
Nominee	Age	Director Since	Principal Occupation
Robert P. Jornayvaz III	64	December 2007	Executive Chairman of the Board and Chief Executive Officer
William M. Zisch	65	May 2022	Independent Consultant
Robert P. Jornayvaz III has served as our Executive Chairman of the Board since 2010 and as our Chief Executive Officer since 2014. Mr. Jornayvaz served as our President from 2014 to August 2021. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in 2007 until 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation (“IPC”). Mr. Jornayvaz and IPC together beneficially own 18.9% of our common stock as of March 22, 2023.
Mr. Jornayvaz has management experience with us and our predecessor company, over 20 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, and experience in extractive and commodities businesses. As our current Chief Executive Officer, Mr. Jornayvaz is especially familiar with our operations and industry.
William M. Zisch currently works as an independent consultant after spending over 40 years in the mining and natural resources sector. Prior to his independent consultancy business, Mr. Zisch most recently served as the Chief Operating Officer at Argonaut Gold (“Argonaut”) from November 2016 to November 2019. Prior to Argonaut, he held the role of President and CEO of Midway Gold, Vice President of Operations at Royal Gold Inc., and held various roles over a 12-year span with Newmont Mining. Prior to his tenure at Newmont, Mr. Zisch spent 16 years with FMC Company, where he held several positions in coal and gold operations, chemical manufacturing, and strategic sourcing roles in FMC’s Chemical Group. He is a past Chairman of the Colorado Mining Association and is a Director on the Colorado School of Mines Foundation Board of Governors.
Mr. Zisch has over 40 years of business experience in the mining and natural resources industry and in-depth knowledge of the industry. Mr. Zisch’s day-to-day involvement in the mining and natural resources industry provides the Board with a unique perspective with respect to this industry and our operations.
Continuing Directors
Name	Age	Director Since	Class/Term Expiration
Lori A. Lancaster	53	July 2021	Class I/2024
Chris A. Elliott	57	August 2010	Class I/2024
Mary E. McBride	67	May 2020	Class II/ 2025
Barth E. Whitham	66	April 2008	Class II/ 2025

Lori A. Lancaster is a senior executive with nearly 20 years of experience and leadership in natural resources investment banking. Ms. Lancaster served as Managing Director for UBS Securities LLC in its Global Energy Group from 2013 to 2016. Prior to UBS, Ms. Lancaster was a Managing Director in the Global Natural Resources groups at Goldman, Sachs & Co. from 1999 to 2008 and Nomura Securities from 2010 to 2013. Ms. Lancaster currently serves as an independent director for Vital Energy, Inc. and Precision Drilling Corporation. She previously served as an independent director for HighPoint Resources until its merger with Bonanza Creek Energy in 2021 and as an independent director for Energen Corporation before its merger with Diamondback Energy in 2018.
During her investment banking career, Ms. Lancaster advised on over $60 billion of energy M&A deals and led numerous debt and equity capital markets transactions. She has advised both public and private companies operating in a variety of sectors and regions within natural resources and global energy. Ms. Lancaster’s advisory experience across different sectors and types of strategic transactions provides the Board with valuable perspective on development and execution of the Company’s strategic and financial objectives.
Chris A. Elliott is the President and Chief Executive Officer of Mitigation Investment Holdings LLC, a privately held company that invests in environmental restoration. He is also the owner of Belle Prairie Investments LLC, a privately held company that invests in agriculture real estate as well as environmental mitigation. From 2007 through 2017, Mr. Elliott was Chief Executive Officer of AgCoA, a privately held company that owned, managed, and operated agriculture real estate that produces a variety of crops over a diverse geographic spectrum.
Mr. Elliott has over 25 years of business experience in the agriculture industry and in-depth knowledge of agricultural commodities. Mr. Elliott’s day-to-day involvement in the agricultural industry provides the Board with a unique perspective with respect to this industry and our agricultural customers.
Mary E. McBride is a senior banking executive with over 30 years of experience and leadership in commercial banking. She joined CoBank, ACB (“CoBank”) in 1993 and most recently served as president from 2013 to 2016. Prior to her term as president, Ms. McBride served as the chief operating officer and chief banking officer at CoBank. Prior to CoBank, she worked for First Interstate Bank of Denver and the First National Bank of Boston.
Ms. McBride has experience working with companies in agricultural production, processing, marketing, and fertilizer, as well as the oil and gas industry. Ms. McBride’s experience with companies in these industries provides the Board with a unique perspective into these industries, which we serve through sales of potash, water, and other oilfield solutions.
Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets, since 2005, and serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and served on its board of directors. Mr. Whitham also serves on the board of directors of Ensign Energy Services Inc.
Mr. Whitham has management and director experience with operations and management of public companies and business experience in the energy and extractive industries. Mr. Whitham’s experience with companies in the energy and extractive industries provides the Board with a unique perspective into these industries, which we serve through sales of potash, water, and other oilfield solutions.
OUR BOARD RECOMMENDS A VOTE “FOR” EACH CLASS III DIRECTOR NOMINEE.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2023, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of Intrepid and our stockholders.
In selecting KPMG, the Audit Committee considered several factors, including the following:
•	The Audit Committee’s and management’s assessments of KPMG’s performance;
•	KPMG’s independence and integrity; and
•	KPMG’s fees and the quality of services provided to us.
KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2022 and 2021. All of these services and fees were pre-approved by the Audit Committee pursuant to the pre-approval policy and procedures set forth below.
	2022	2021
Audit Fees	$870,000	$850,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	4,500	2,013
Total Fees	$874,500	$852,613
Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings. Tax fees represent fees for tax consulting services. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG.
Audit Committee Pre-Approval Policy and Procedures
Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures for the preapproval of non-audit services:
•
If applicable, each year the Audit Committee reviews and pre-approves a schedule of the proposed non-audit services and estimated fees to be provided by the independent accountants during the next annual audit cycle.

•	Actual amounts paid to the independent accountants are monitored by management and reported to the Audit Committee.

•
Any non-audit services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed (unless the services meet the de minimis exception allowed by law).

•	Incremental fees for previously approved non-audit services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Audit Committee Report
The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid’s independent registered public accounting firm, (c) the performance of Intrepid’s internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.
Management is responsible for Intrepid’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. KPMG, as Intrepid’s independent registered public accounting firm, is responsible for performing an independent audit of Intrepid’s financial statements in accordance with generally accepted auditing standards and its internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements of Intrepid for the year ended December 31, 2022. The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC.
The Audit Committee

Mary E. McBride (Chair)
Lori A. Lancaster
Chris A. Elliott
Barth E. Whitham
William M. Zisch

Proposal 3 – Advisory Vote to Approve Executive Compensation
We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal is often called a “say-on-pay” vote. We encourage you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement and the summary compensation and other tables that follow the CD&A. These sections provide information about our executive compensation program.
We are asking stockholders to approve the following non-binding resolution:
RESOLVED, that the compensation paid to Intrepid’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion, is hereby APPROVED.
The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee expect to consider the outcome of the vote when making future executive compensation decisions. At our 2022 Annual Meeting, our stockholders expressed support for the compensation of our executives, with over 97% of the votes cast for advisory approval of our executive compensation.
At our 2017 Annual Meeting of Stockholders, our stockholders supported, on an advisory basis, holding the say-on-pay vote on an annual basis. After taking into account stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, we hold a say-on-pay vote at each of our annual meetings. At this year’s Annual Meeting, stockholders are being asked to approve, on an advisory basis, whether to hold the say-on-pay vote every one, two, or three years. Depending on the Board's determination after that advisory vote, the next say-on-pay vote will occur at our 2024, 2025, or 2026 Annual Meeting of Stockholders. You can find more information about the advisory vote to approve the frequency of the say-on-pay vote below under the heading “Proposal 4—Advisory Vote to Approve Frequency of Say-on-Pay Vote.”
OUR BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 4 – Advisory Vote to Approve Frequency of Say-on-Pay Vote
Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, whether the advisory vote on the compensation of our named executive officers, or say-on-pay vote, such as Proposal 3, should occur every one, two, or three years. This proposal is commonly called a “say-on-frequency” vote and must occur every six years. Our last say-on-frequency vote was in 2017, at which time our stockholders supported on an advisory basis, and our Board approved, holding the say-on-pay vote on an annual basis.
We are asking stockholders to approve a frequency of every one, two, or three years for our advisory vote on executive compensation, as determined by the highest number of votes cast by stockholders.
You may cast your vote by choosing a frequency of every one, two, or three years or you may abstain from voting on this proposal. The frequency that receives the greatest number of votes cast by our stockholders will be considered the frequency for the say-on-pay vote recommended by stockholders. As this is an advisory vote, the result will not be binding on Intrepid, the Board, or the Compensation Committee. However, the Board and Compensation Committee will consider the outcome of the vote when determining how often we should submit to stockholders the say-on-pay vote.
We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will continue to allow our stockholders to provide the Board with direct and timely input on our executive compensation principles, policies, and practices.
The next advisory say-on-frequency vote will occur at our 2029 Annual Meeting of Stockholders.
OUR BOARD RECOMMENDS AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022, regarding our Amended and Restated Equity Incentive Plan:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	273,206	$29.04	1,131,645
Equity compensation plans not approved by security holders	—	—	—
Total	273,206	$29.04	1,131,645

Corporate Governance
Director Independence
Our Board is comprised of a majority of independent directors. Our Board has determined that each of Mary E. McBride, Lori A. Lancaster, Chris A. Elliott, Barth E. Whitham and William M. Zisch is an independent director under the rules of the SEC and NYSE and do not have any material relationship with us other than their position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE’s director independence rules. As our Chief Executive Officer, Mr. Jornayvaz is not considered an independent director under SEC and NYSE rules.
Board Leadership Structure
Our Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, Mr. Jornayvaz serves as both our Executive Chairman of the Board and our Chief Executive Officer, and Mr. Whitham, a non-employee independent director, serves as our independent lead director. Our Board believes that Mr. Jornayvaz is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside our company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, with beneficial ownership of 18.9% of our outstanding common stock as of March 22, 2023. Consequently, Mr. Jornayvaz’s interests are generally aligned with the interests of our other stockholders.
Our Board believes that the combined role of Chairman of the Board and Chief Executive Officer, coupled with an independent lead director, promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Chairman of the Board and Chief Executive Officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. Furthermore, our Board believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business. Our Board also believes that our current leadership structure and the composition of our Board protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board and management.
Independent Lead Director
Our Board has selected Mr. Whitham to serve as independent lead director. Our independent lead director has the following responsibilities:
•	Serves as the principal liaison between non-management directors and the Executive Chairperson and between the Board and our stockholders;
•	Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors;
•	Presides at all Board meetings at which the Executive Chairperson is not present;
•	Together with the Executive Chairperson, approves meeting agendas for the Board and reviews any materials, as so desired by the independent lead director, that will be distributed to the Board;
•	May request that additional materials be distributed to the Board;
•	Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items;
•	At the lead director’s discretion, calls meetings of the non-management or independent directors;

•	If requested by major stockholders, ensures that the lead director is available for consultation and direct communication; and
•	Performs any other duties as may from time to time be delegated to the independent lead director by the Board.
Risk Management
We are exposed to a number of risks We regularly undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage these risks effectively. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.
Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board oversees management of risks associated with operations, cybersecurity, environmental, health, and safety. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with director independence and potential conflicts of interest. The Environmental, Health, Safety, and Sustainability Committee manages risks associated with the environment, health, and safety. While each standing Board committee is responsible for overseeing the management of risks relating to its area of oversight, the entire Board is regularly informed about these risks through committee meeting attendance or committee reports.
Communication with Directors
Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our independent lead director, or any other individual director, may do so by submitting a written communication to our independent lead director at the following address:
Lead Independent Director
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our General Counsel and retained for a reasonable period of time. Our independent lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he determines in good faith, using reasonable judgment and discretion.
The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a website and phone number for employees and others to use to report, on a confidential and anonymous basis if desired, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.
Stock Ownership Guidelines
We believe that stock ownership by our directors and executives better aligns their interests with the interests of our other stockholders. Our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. Each covered individual is expected to own Intrepid common stock with a value at least equal to a specified multiple of his or her then-current annual salary or annual cash retainer, subject to a phase-in period. Ownership value is measured based on the greater of market or acquisition value. After the phase-in period, the individual may not enter into any transaction (including a sale of shares received through equity incentive awards) that would result in non-compliance, excluding the withholding of shares to cover taxes due upon the vesting of an award. In addition, during any period of noncompliance, the individual is expected to retain ownership of at least 50% of the total number of shares received from the exercise of stock options, excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price, until the ownership level has been achieved. The Compensation Committee may waive these guidelines if compliance would place a severe hardship on an individual. All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period.
The table below summarizes our stock ownership guidelines:
Individual	Multiple of Annual Salary or Cash Retainer	Phase-In Period	Covered Individuals Are in Compliance with Guideline or within Applicable Phase-In Period
Chief Executive Officer	6	5 years after first becoming CEO	√
Other Section 16 officers	2	5 years after first becoming subject to the guidelines	√
Nonemployee directors	5	5 years after first becoming a director	√
Mr. Jornayvaz, our Executive Chairman of the Board and Chief Executive Officer, is our largest stockholder, with beneficial ownership of 18.9% of our outstanding common stock as of March 22, 2023. Mr. Jornayvaz’s ownership is well over the amount required under our stock ownership guidelines and includes 0.7 million shares that Mr. Jornayvaz purchased in 2017 through 2019 in open market purchases and a registered public equity offering.
Insider Trading Policy and Hedging and Pledging Transactions
Our directors and executives are subject to various trading restrictions under our Insider Trading Policy. These individuals may enter into transactions involving our securities only during quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, pursuant to our Insider Trading Policy, our directors and executives must receive pre-approval for any transaction in derivative securities, and only receive approval when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a margin account, except under special circumstances as approved by our Chief Financial Officer or General Counsel.
None of our directors or executives is involved in any hedging or pledging transactions relating to our securities or owns any derivative securities relating to our stock other than equity incentive awards granted by us.
Corporate Responsibility and Sustainability
We operate daily with all of our stakeholders in mind. We are committed to managing the risks and opportunities that arise from Environment, Social and Governance (ESG) issues. For our company, corporate sustainability includes building and maintaining these cornerstones:
•
Environmental (Protecting Our Resources). We rely on the environments, resources and ecosystems surrounding our locations. Working closely with our communities, we make it a priority to protect the natural resources surrounding our operations. Intrepid is committed to leaving our environments better than we found them.

•	Social (Getting Involved Within The Community). Our employees live and work in small, tight knit communities. We are committed to volunteering and being active community members.
•	Governance (Honest Business Practices). We are committed to maintaining a strong culture of compliance and holding our employees to the highest ethical standards.
With these core values, we strive continuously to be a reliable partner in all ESG matters and issues. We encourage you to read more about our strategy, efforts, and goals relating to ESG issues and our commitment to all of our stakeholders, which can be found on our website at www.intrepidpotash.com/esg/. The information on our website is not part of, or incorporated by reference in, this proxy statement.
Committees and Meetings
Our Board met four times in 2022. Each director attended in person or by phone at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee on which they served during 2022. While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend meetings of stockholders. All of our directors attended our 2022 Annual Meeting of Stockholders. Our independent and non-management directors meet regularly in executive session without management present. Mr. Whitham, our lead independent director, presides over executive sessions.
Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Strategy Committee, and an Environmental, Health, Safety, and Sustainability Committee. Each of these committees is comprised solely of independent directors. As necessary, each of these committees meets in executive session without management present. The charters for these committees are available on our website at www.intrepidpotash.com. The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this proxy statement.
The following table sets forth the chairperson and members of each committee and the number of meetings held in 2022.
Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee	Environmental, Health, Safety, and Sustainability Committee
Mary E. McBride	Chair	X	X	X	X
Lori A. Lancaster	X	X	Chair	X	X
Chris A. Elliott	X	X	X	Chair	X
Barth E. Whitham	X	Chair	X	X	X
William M. Zisch	X	X	X	X	Chair
Number of Meetings in 2022	7	4	5	5	0
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management’s processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices, and financial statements; the assessment of the independent registered public accounting firm’s qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of our independent registered public accounting firm and reviews the quarterly and annual financial results. The Audit Committee reviews the audit plan and the results of the audit with the independent registered public accounting firm and reviews its independence, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Chief Compliance Officer reports directly to the Audit Committee. Our Audit Committee members are prohibited from serving on more than two other audit committees of public companies.
Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE’s director independence standards and applicable SEC rules. In addition, the Board has determined that each of Ms. McBride, Ms. Lancaster and Mr. Whitham qualifies as an “audit committee financial expert” as defined by SEC rules.
Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee’s role in setting executive compensation below under the heading “Compensation Discussion and Analysis.” The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate;

provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors. Our Board has determined that each member of the Compensation Committee is independent under the NYSE’s director independence standards and applicable SEC rules.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next Annual Meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it deems necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of our director compensation structure. Our Board has determined that each member of the Governance Committee is independent under the NYSE’s director independence standards.
Strategy Committee
The Strategy Committee assists the Board in fulfilling its oversight responsibilities relating to our long-term strategy and strategic initiatives. Our Board has determined that each member of the Strategy Committee is independent under the NYSE’s director independence standards.
Environmental, Health, Safety and Sustainability Committee
In December 2022, the Board established an Environmental, Health, Safety and Sustainability (“EHSS”) Committee. The EHSS Committee oversees our strategy, policies, and initiatives relating to EHSS matters and recommends and reviews our EHSS goals, targets, and compliance obligations, as well as reviewing and approving, as appropriate, reports, plans, metrics, and other disclosures to stakeholders; reviews any significant EHSS incidents, material regulatory compliance matters, and/or potential significant risks or exposures faced by us in EHSS areas; reviews with management, as appropriate, employee engagement relating to EHSS matters and, if requested by the Compensation Committee, advise the Compensation Committee with respect to incentive compensation metrics relating to EHSS matters; conducts an annual review of our EHSS strategy and performance; reviews the risks, strengths, and opportunities related to EHSS, including potential climate-related impacts to us and our operating environment; and reviews and approves those portions of our disclosure documents containing significant information relating to matters within the committee’s mandate, including committee approval of any ESG report, sustainability reports, or other related presentations.
Director Designation and Voting Agreement
Intrepid, IPC, and certain other parties are parties to a Director Designation and Voting Agreement (the “Designation Agreement”) that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and IPC and Mr. Jornayvaz beneficially own 18.9% of our common stock as of March 22, 2023. Under the Designation Agreement, each party agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other’s candidate. We have agreed to use our best efforts to ensure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed to not take any action to change the size of the Board to exceed seven members, without the prior consent of the parties to the Designation Agreement, subject to any limitations imposed by the rules of the NYSE. The only director currently serving on our Board under this agreement is Mr. Jornayvaz (nominated by IPC).
Each party to the Designation Agreement has also agreed, except in the case of a transfer to each other or their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of the shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under the Designation Agreement are not transferable upon sale or other transfer of common stock, except to an affiliate. The Designation Agreement will terminate with respect to any stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock. As of March 22, 2023, only IPC and Mr. Jornayvaz own greater than 5% of our outstanding common stock.

Other than the Director Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.
Governance-Related Materials
You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters of the Audit Committee, Governance Committee, Compensation Committee, Strategy Committee, and Environmental, Health, Safety, and Sustainability Committee in the investor relations section of our website at intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:
Corporate Secretary
Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers, as of April 5, 2023:
Name	Age	Position(s)
Robert P. Jornayvaz III	64	Executive Chairman of the Board and Chief Executive Officer
Matthew D. Preston	38	Chief Financial Officer
Christina C. Sheehan	40	General Counsel and Secretary
Biographical information for Mr. Jornayvaz is provided above in this proxy statement as part of Proposal 1 —Election of Directors.
Matthew D. Preston has served as our Chief Financial Officer since December 2021. Mr. Preston also serves as our principal financial officer and principal accounting officer. Mr. Preston served as our Vice President of Finance from November 2019 to December 2021 and our Director of Budget and Forecast from April 2016 to November 2019. Previously, Mr. Preston served in successively more senior finance roles since joining Intrepid in 2008, including Senior Manager of Budget and Forecast, Manager of Budget and Forecast, and Financial Analyst.
Christina C. Sheehan has served as our General Counsel and Corporate Secretary since May 2022. Ms. Sheehan served as our Deputy General Counsel from December 2021 to May 2022. Before joining Intrepid, Ms. Sheehan was a partner at the law firm Modrall, Sperling, Roehl, Harris & Sisk, P.A., where she practiced from September 2009 to November 2021.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2022 compensation of our named executive officers. For 2022, our named executive officers were:
Named Executive Officer	Title
Robert P. Jornayvaz III	Executive Chairman of the Board and Chief Executive Officer
Matthew D. Preston	Chief Financial Officer
E. Brian Stone(1)	Former President and Chief Operational Officer
Robert E. Baldridge(2)	Former Senior Vice President - New Mexico
Kyle R. Smith(2)	Former Vice President, General Counsel
(1)	Mr. Stone retired from Intrepid in February 2023.
(2)	Mr. Baldridge ceased employment in April 2022, and Mr. Smith resigned from Intrepid in May 2022.
When we refer to our “executives” or “named executive officers” throughout this proxy statement, we mean the five individuals named above. You can find biographical information for our current executive officers on our website and above.
Executive Summary
Objectives of Executive Compensation Program
Our compensation program for our named executive officers and other executive officers is designed to meet the following primary objectives:
•	Management Development and Continuity. Provide compensation opportunities that attract, retain, motivate, and reward talented executives, with both an annual and significant long-term component;
•
Pay-for-Performance. Emphasize pay for performance by linking a meaningful portion of compensation to performance of our corporate strategies and align compensation with the interests of our stockholders; and

•	Long-Term Focus on Stockholder Value. Encourage stock ownership to align executives’ interests with the interests of our other stockholders.
Further, our CEO compensation program is designed to recognize Mr. Jornayvaz’s role as co-founder of Intrepid, strategic visionary, and significant stockholder. For 2022, Mr. Jornayvaz was provided over 98% of his total compensation in equity awards, structured as both time-vesting and performance-based restricted stock awards. Approximately 60% of his equity compensation value was provided as performance-based restricted stock with rigorous price appreciation requirements in which full payout requires price appreciation of at least 91% of the grant price, with additional time-vesting as described below up to a four-year period. This program design rewards meaningful stock-price appreciation and acknowledges that Mr. Jornayvaz was paid only $50,000 guaranteed through salary and had no bonus program opportunity in 2022. Also, Mr. Jornayvaz’s total direct compensation was generally at the peer group median, but with nearly all of it as equity and performance equity instead of guaranteed through base salary. Finally, the target total direct compensation of the other named executive officers was below the median, with a significant portion of their equity provided as performance stock units.
2022 Financial Results and Stock Price
Our 2022 financial performance was strong compared to 2021. We reported a net income of $72.2 million in 2022, compared to a net income of $249.8 million in 2021. Full year 2021 net income benefited from the release of $215.9 million of valuation allowance against our deferred tax assets in the fourth quarter of 2021. Adjusted net income, which excludes the release of the valuation allowance and other items which we believe are not indicative of our fundamental ongoing operations, was $80.4 million in 2022 compared to $21.8 million in 2021. Operating income in 2022 was $95.4 million compared to $32.3 million in 2021. Consolidated gross margin of $141.4 million in the full year 2022, an increase of $85.6 million compared to the prior year, was due primarily to increased average net realized sales price per ton for our potash and Trio® products. Cash generated from operations increased to $88.8 million in 2022 from $79.1 million in 2021.

You can find more information about our 2022 financial and operating performance in our Annual Report on Form 10-K for the year ended December 31, 2022.
2022 Executive Compensation Summary
CEO Compensation Summary
Mr. Jornayvaz is our co-founder and largest stockholder, with beneficial ownership of 18.9% of our outstanding common stock as of March 22, 2023. He understands our business operations deeply, and we believe that his continued service is critical to our success.
Our CEO compensation program for 2022 was set at our peer group median, with only $50,000 in cash compensation, and purposely designed to be weighted to performance-based compensation that is aligned with future stock price growth. The Compensation Committee intended that the CEO compensation for 2022 would be maintained as a highly performance-based program that provides an opportunity near the median of our peer group, and only delivers value if there is substantial total shareholder return within the next three to five years. The CEO compensation program was approved by the Compensation Committee in February 2022, and was intended to set CEO compensation near the median of our peer group, at a time when relative stock price performance was above-median.
Key features of, and rationales relating to, Mr. Jornayvaz’s 2022 compensation include the following:
•
Less than 2% of Mr. Jornayvaz’s total compensation for 2022 was guaranteed as salary. Mr. Jornayvaz’s $50,000 salary in 2022 continues to be the lowest cash compensation for a CEO in our peer group. In addition, 2022 was the fifth year in a row that Mr. Jornayvaz was not provided a salary increase.

•
Mr. Jornayvaz continued to have the greatest percentage of his total direct compensation subject to performance risk in our peer group. Over 98% of Mr. Jornayvaz’s total compensation for 2022 was granted in the form of restricted stock awards, consisting of time-based restricted stock (approximately 40% of the value of the equity awards), and performance-based restricted stock (approximately 60% of total equity awards). The Compensation Committee determined that time- and-performance-based restricted stock awards would further the objective of a pay-for-performance compensation program to tie CEO compensation to the achievement of future growth and align CEO compensation with the long-term interests of our stockholders.

•
Mr. Jornayvaz’s 2022 total compensation value consisted primarily of equity awards. The performance-based restricted stock award, which is 60% of equity compensation, requires rigorous stock price growth within the next four years to be earned. Target earnout requires a 34% return over four years and the total shareholder return (TSR) required to earn all performance-based restricted shares is 91% over four years. The Compensation Committee set aggressive goals with respect to stock price growth after grant to directly benefit stockholders if those performance measures are achieved in the future. Further, the Compensation Committee included time-vesting on top of the performance awards to ensure employment retention after earnout (50% of performance-based restricted stock awards vest one year after they are earned, and 50% of performance-based restricted stock awards vest two years after they are earned).

•
Mr. Jornayvaz’s 2022 performance-based restricted stock award is required to be reported in the Summary Compensation Table at its grant date fair value based on a Monte-Carlo simulation valuation model. This reported grant date fair value is theoretical and may never be realized if the rigorous stock price growth is not achieved, unlike cash compensation, which is minimal for Mr. Jornayvaz.

•	Mr. Jornayvaz does not participate in the performance cash bonus plan and no cash bonuses have been paid to Mr. Jornayvaz under our annual cash bonus program since before 2014.
Compensation Summary for Other Executives
•
Continuation of Annual Cash Bonus Program– The Compensation Committee continued the annual cash bonus program for 2022 as described in “Calculation of Potential 2022 Bonuses” below. All executives other than Mr. Jornayvaz were eligible to participate in the cash bonus program. The program was designed to pay bonuses based on performance in 2022 compared to pre-established financial and individual performance goals.

•
Equity Awards to Motivate and Retain Executives – In March 2022, we granted restricted stock awards to executives other than Mr. Jornayvaz. These awards consisted of 50% time-based value retention and long service to the Company and 50% performance-based restricted stock award value to reward increasing the stock price after grant as well as continuation of service after grant.

•
Modest Increases in Base Salaries– The Compensation Committee generally approved modest cost-of-living adjustments for executives, other than Mr. Jornayvaz, along with certain adjustments to reflect changes in roles with the Company.

Pay-for-Performance
We emphasize pay for performance for our executive officers in several ways:
At-Risk Compensation
Our executives are responsible for our overall performance. We believe that, over the long term, a meaningful part of executive compensation should be variable, or “at-risk,” based on our performance. The portion of total compensation that is at risk for an executive generally increases with his or her role. As a result, executives with greater responsibility for achieving our performance goals bear a greater proportion of the risk if those goals are not achieved and receive a greater proportion of the reward if those goals are achieved. At-risk compensation consists of annual cash bonuses and equity awards.

Performance- Based Bonuses
We have developed a program designed to pay annual cash bonuses based on the achievement of pre-established annual financial and individual goals that we believe impact the longer-term value of Intrepid. For 2022, bonus opportunities ranged from 0% to 200% of target based on performance.

Longer-Term Equity Awards
By their nature, the value of equity awards is directly linked to the longer-term performance of our stock. For 2022, nearly all of Mr. Jornayvaz’s compensation, and a meaningful portion of the total compensation for our other executives, was granted in the form of equity awards. Long-term equity awards were weighted toward performance-based awards as 60% of Mr. Jornayvaz’s 2022 equity awards, with the remaining portion granted in time-vesting stock awards. In 2022, equity awards for our other executive officers were granted in equal value amounts in the form of time-vesting stock awards and performance-based awards, which promote the long-term retention of our executives and key management personnel, and stock price increase after grant.

Individual Performance
In setting overall compensation for executives, the Compensation Committee periodically considers market data and overlays an evaluation of the individual executive’s contributions to our business. In evaluating individual performance, the Compensation Committee may consider, among other items, how an executive’s efforts and accomplishments contribute to the advancement of our long-term goals.

Impact of 2022 Say-on-Pay Advisory Vote
At our 2022 Annual Meeting of Stockholders, stockholders expressed support for the compensation of our executives, with over 97% of the votes cast for advisory approval of our executive compensation. Our Compensation Committee believes this affirms our stockholders’ support of our performance-based approach to executive compensation, including the establishment of challenging performance measures. The Compensation Committee will continue to consider and discuss the results of future advisory votes on executive compensation and make appropriate changes to executive compensation based on stockholder feedback.

Elements of Executive Compensation
Our compensation program is made up of the following direct compensation elements:
Element	Fixed or Variable	Purpose
Base Salary	Fixed
To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, performance, responsibility, and experience.

Annual Cash Incentive	Variable	To incentivize the achievement of near-term financial, operational, and individual goals. Target bonus amounts are reviewed annually based on market competitiveness and individual performance.
Equity Awards	Variable
To align executives’ interests with the long-term interests of stockholders through equity-based compensation with performance-based and time-based vesting periods, and to promote the long-term retention of our executives and key management personnel.

We also generally provide employee benefits and perks, as well as certain change-in-control benefits, that are designed to attract, retain and preserve productivity of our executive officers. See “Employee Benefits,” “Perquisites” and “Change-in-Control Benefits” below for additional information.
Role of the Compensation Committee, Compensation Consultants, and Management
The Compensation Committee continued to retain Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant for 2022. F.W. Cook periodically collects and analyzes market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. F.W. Cook may also advise the Compensation Committee on other executive and director compensation matters and general compensation trends.
Outside of its role as independent compensation consultant, F.W. Cook does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its engagement does not raise any conflicts of interest.
While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program’s objectives with the realities of rewarding and retaining our executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Mr. Jornayvaz to make recommendations about the compensation to be paid to other executives. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Jornayvaz with respect to these matters because his knowledge of our operations, our industry, and the day-to-day responsibilities of our executives gives him a unique perspective on the performance of our executives in light of our business at a given point in time. The Board or the Compensation Committee makes all compensation decisions with regard to Mr. Jornayvaz without the participation of Mr. Jornayvaz. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, members of management meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The members of the Compensation Committee meet regularly in executive sessions outside the presence of management.

Peer Group
The Compensation Committee uses peer company market data to guide its review of the total compensation of our executives. Our peer group was made up of publicly traded, natural resources companies based in the U.S. that generally had revenues and market capitalizations ranging from about 0.2 times to 5.0 times our revenue and market capitalization at the time the peer group was constructed. The Compensation Committee refreshed the peer group in October 2021 based on this criteria and set our size generally in the middle of the peer range. The peer group used to inform compensation decisions consisted of the following companies:
2022 Peer Group
American Vanguard Corporation	Coeur Mining, Inc.	Oasis Petroleum
Balchem Corporation	Contango Oil & Gas	Ring Energy
Battalion Oil	Earthstone Energy	Select Energy Services
Bonanza Creek Energy (now Civitas Resources, Inc.)	Hawkins, Inc.	SM Energy Company
Centennial Resource	Hecla Mining Company	Trecora Resources
Chase Corporation	NACCO Industries, Inc.	Whiting Petroleum
2022 Compensation Decisions
Base Salary
During 2022, the Compensation Committee approved the following changes to executive salaries:
Name	Base Salary at the End of 2021	Base Salary at the End of 2022	% Increase
Robert P. Jornayvaz III	$50,000	$50,000	—%
Matthew D. Preston	$295,000	$306,800	4.0%
E. Brian Stone	$345,060	$400,000	15.9%
Robert E. Baldridge(1)	$299,873	—	—
Kyle R. Smith(1)	$245,655	—	—
(1)	Mr. Baldridge ceased employment in April 2022, and Mr. Smith resigned from Intrepid in May 2022.
Mr. Preston’s base salary increase reflects a modest cost-of-living adjustment. The base salary for Mr. Stone was increased in 2022 as a result of this promotion to President of the Company in August 2021. At the time of this promotion, the Compensation Committee did not immediately increase his compensation, but instead made adjustments to this compensation during the annual review process in 2022.
Cash Bonuses
2022 Cash Bonus Program
An important component of our total compensation program is the annual cash incentive based on the attainment of pre-established annual performance goals. At the beginning of each year, the Compensation Committee selects the executive officers and other key employees who are eligible to participate, establishes their target bonus amounts, and sets the performance goals for the year. Shortly after the end of each year, the Compensation Committee certifies the bonus payments to be made for the year, if any, based on actual performance as compared to the pre-established goals. Bonuses can be paid in cash or stock. The Compensation Committee may reduce or eliminate any potential earned award, or terminate the plan, in accordance with the plan.
In setting the 2022 target bonus amounts for each of our executives, the Compensation Committee considered the following factors: (i) organizational level and expected impact on our annual operating results; (ii) the scope, level of expertise and experience required for the named executive officer's position; and (iii) competitive levels of target annual incentive opportunity.

Calculation of Potential 2022 Bonuses
Each of our executives was eligible to participate in our 2022 cash bonus program (the “2022 Bonus Plan”), except for Mr. Jornayvaz. As described below under the heading “Equity Awards,” almost all of Mr. Jornayvaz’s compensation for 2022 was granted in the form of equity awards. As a result, Mr. Jornayvaz did not participate in our 2022 Bonus Plan.
The structure of the 2022 Bonus Plan for executives was based on the achievement of established performance areas: (i) Company financial goal (50% weighting), (ii) modifiers for certain safety, production and environmental goals (40% weighting), and (iii) individual performance goals (10% weighting). Additional discretion was available to the Compensation Committee to adjust total payouts above or below the amounts calculated under the program. Participants under the 2022 Bonus Plan were eligible to receive between 0% and 200%, as applicable for each performance goal, of each participant’s respective target bonus based on actual performance.
The total amount payable under the 2022 Bonus Plan is calculated by multiplying each executive’s target bonus by performance percentages based on pre-established performance areas. The payout for each of the performance areas is separate and not dependent on performance in other areas. In addition, the Compensation Committee also approved that the bonus payout could be adjusted for extraordinary or unusual performance in any of the pre-established performance areas.
Target Bonus
The Compensation Committee established the following 2022 target annual incentive amounts for each of our named executive officers under our 2022 Bonus Plan:
Name	Base Salary at the End of 2022	Target Bonus as a % of Salary	Target Bonus
Robert P. Jornayvaz III	$50,000	—%	—
Matthew D. Preston	$306,800	70%	$214,760
E. Brian Stone(1)	$400,000	80%	$320,000
Robert E. Baldridge(2)	—	40%	—
Kyle R. Smith(2)	—	25%	—
(1)	Mr. Stone did not receive a bonus under the 2022 Bonus Plan as he voluntarily retired before payment of the bonus.
(2)	Mr. Baldridge ceased employment in April 2022, and Mr. Smith resigned from Intrepid in May 2022. Therefore, neither received a bonus under the 2022 Bonus Plan.

2022 Performance Goals
Adjusted EBITDA** (50% Overall Weighting) & Cost of Goods Produced (COGP) (15% Overall Weighting)
The Compensation Committee believes that executive compensation should be aligned with company strategy and objectives, with a bonus payout adjusted depending on performance in comparison to a budgeted amount of Adjusted EBITDA and COGP. Participants under the 2022 Bonus Plan were eligible to receive between 0% and 200% of each participant’s respective target bonus based on actual performance as discussed below.
Payout ranges from 0% and 200% of each executive’s respective target bonus based on actual performance, as outlined below. Results are determined through linear interpolation.
Adjusted EBITDA Payout Matrix:
Percent of Goal Achieved	Payout of Goal Element
75%	50%
80%	60%
85%	70%
90%	80%
95%	90%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%
COGP Payout Matrix:
Percent of Goal Achieved	Payout of Goal Element
75%	200%
80%	175%
85%	150%
90%	125%
100%	100%
105%	90%
110%	70%
Environmental, Health, and Safety (EH&S) (25% Weighting)
The Compensation Committee believes that executive compensation should be aligned with company objectives to maintain high standards in protection of the environment and safety of its employees. With respect to environmental and regulatory matters, a reportable environmental or regulatory event that results in remediation, or response actions (i.e. fines, legal fees, etc.) greater than $25,000 will reduce payout of the company goal portion of a bonus by 10% for employees at a particular site. A fatality will reduce payout of the company goal portion of bonus by 15% for employees at a particular site and all executives.

2022 Threshold, Target and Actual Results
Performance Metric	Target	2022 Actual	2022 Actual as a Percentage of Target	2022 Incentive Payout	Weighted Payout
Adjusted EBITDA** (50%)	$136.4 million	$141.8 million(1)	104%	119.8%	59.9%
COGP (15%)(2)	$235/ton	$308/ton	131%	0%	0%
EH&S (25%)		No incidents		100%	25%
Individual Performance (10%)(3)	N/A	N/A		100%	10%
Total Weighted Payout					94.9%
(1)	Actual results were adjusted for SPAC expense write-off and loss on disposal of assets.
(2)	Measured based on weighted average of potash and Trio® production cost per ton.
(3)
Individual performance is measured on how each executive’s efforts and accomplishments contributed to the advancement of our long-term goals and achievement of pre-established individual performance goals.

**
Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period. Intrepid considers Adjusted EBITDA to be useful because the measure reflects Intrepid’s operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses Adjusted EBITDA to assess operating performance.

Actual 2022 Bonus Payout
Based on company performance as outlined above and application of each executive officer’s individual performance, the Company paid the following amount under the 2022 Bonus Plan:
Name	Target Bonus	Bonus Payout w/ Performance Modifier
Matthew D. Preston	$214,760	$203,807
E. Brian Stone(1)	$320,000	$—
(1)	Mr. Stone did not receive a bonus under the 2022 Bonus Plan as he voluntarily retired before payment of the bonus.
Discretionary Bonuses
In addition to the bonus payment calculated under the 2022 Bonus Plan, Mr. Preston was awarded an additional $52,193 for his efforts in various transactional matters.
Equity Awards
In 2022, we granted equity awards to our executives under our Amended and Restated Equity Incentive Plan, in the form of time-based restricted stock awards and performance-based restricted stock awards. The structure of the equity grants is intended to align the interests of our executives with those of our stockholders and to provide a compensation element intended to retain our executives over the long term. For 2022, the value of the long-term equity awards granted to each executive was based on the Compensation Committee’s assessment of each executive’s expected future contributions to our company, ability to impact our long-term results that drive stockholder value, each named executive officer’s overall long-term performance and competitive levels of long-term equity compensation for similarly situated executives at our peer companies.
Equity awards granted to our named executive officers in 2022 were as follows, the terms of which are described in more detail below:
Name	Time-Based Restricted Stock Awards: Number of Shares of Restricted Stock (#)	Performance-Based Restricted Stock Awards: Number of Shares of Restricted Stock at Maximum (#)
Robert P. Jornayvaz III	23,518	37,528
Matthew D. Preston	3,015	3,207
E. Brian Stone(1)	5,623	6,014
Robert E. Baldridge(1)	829	882
Kyle R. Smith(1)	1,130	1,202

(1)	Mr. Baldridge did not accept his equity award, and the equity award for Mr. Stone and Mr. Smith were forfeited upon the end of their employment with Intrepid.
Mr. Jornayvaz’s Equity Awards
The Compensation Committee’s philosophy is to set the compensation of Mr. Jornayvaz to be almost entirely aligned with the interests of our other stockholders. For 2022, the Compensation Committee granted equity awards to Mr. Jornayvaz, with (i) approximately 40% of the award vesting in three equal installments March 17, 2023, subject to continued employment, and (ii) the remaining 60% of the award representing performance-based restricted stock (the “CEO PSAs”), which vests based on the achievement of certain levels of stock price and total shareholder return (“TSR”) metrics over a four-year time period. The CEO PSAs were granted contingent on TSR to ensure that a majority of his compensation was aligned with increasing shareholder value. Mr. Jornayvaz will have the ability to earn between 50% and 150% of the target amount of shares based on the TSR performance schedule set forth below (with 0% earned if the TSR is below the schedule):
	Price Goal/Performance Schedule			Payout as % of Target	Shares Earned
	% Increase	Price(1)	TSR/CAGR Reference(1)
Maximum	+91%	$126.43	+17.5%	150.00%	37,528
	+75%	$116.01	+15.0%	137.50%	34,401
	+60%	$106.25	+12.5%	125.00%	31,273
	+46%	$97.11	+10.0%	112.50%	28,146
Target	+34%	$88.58	+7.5%	100.00%	25,019
	+22%	$80.62	+5.0%	75.00%	18,764
Threshold	+10%	$73.22	+2.5%	50.00%	12,509
	<+10%	<$73.22	+0.0%	0.00%	0
(1)
Price to be based on the volume-weighted average closing price (“VWAP”) of our common stock for 20 consecutive trading days, measured as the end of each applicable fiscal quarter, as reported on the New York Stock Exchange. Price goals represent the stated compound annual growth rate for our common stock using a starting price of $66.33 and will be adjusted for any dividends during the applicable measurement period. Performance against the price goal schedule set forth above shall be measured quarterly at the end each such quarter for the first four years following the grant date. Linear interpolation to be used to calculate award for performance between points shown.

Any shares that are earned upon each quarterly measurement period shall further vest as follows: (i) 50% on the one-year anniversary of the end of the applicable measurement period, and (ii) 50% on the two-year anniversary of the end of the applicable measurement period; provided, however, that no vesting will occur unless and until the VWAP meets one or more applicable price achievement goals as set forth above on or before March 17, 2026, subject in all cases to continued employment as of each vesting date. In addition, the earliest date on which the maximum amount of the target shares (150%) may vest shall be the twenty-five month anniversary of the grant date, and latest date on which any amount of the target shares may vest shall be the 6-year anniversary of the grant date.
Other Executives’ Equity Awards
On March 17, 2022, the Compensation Committee granted equity awards to other executives, with (i) approximately 50% of the award vesting in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment, and (ii) approximately 50% of the award representing performance-based restricted stock (“PSAs”). The grant price was $66.33 per share and the PSA’s vest based on the achievement of stock price thresholds: 33.33% of the PSAs vest on March 17, 2022 if the stock price is at least 10% greater than the grant date stock price for a volume weighted average of 20 trading days (price hurdle is $72.97), 33.33% on March 17, 2024 if the stock price is at least 15% greater than the grant date stock price for a volume weighted average of 20 trading days (price hurdle is $76.28), and 33.33% on March 17, 2025 if the stock price is at least 25% greater than the grant date stock price for a volume weighted average of 20 trading days (price hurdle is $82.92). The PSAs were granted with vesting based on stock price growth to align executive compensation with increases in shareholder value.

Employee Benefits
Our employees, including executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We generally match 100% of an employee’s 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums. We also provide relocation assistance to new executives and certain other employees.
These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.
Perquisites
Our executives are eligible for a gym membership allowance and paid parking or mass transit. These benefits are generally consistent with the benefits we provide to our Denver-based employees. For 2022, executives were also eligible for a reimbursement for regular physical examinations, including a tax reimbursement under certain circumstances. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.
Change-in-Control Benefits
Our executives are entitled to change-in-control severance benefits under our broad-based severance policy and in some cases individual change-in-control severance agreements. These benefits are intended to meet the following objectives:
•	to reduce the distraction of the executives that would result from the personal uncertainties caused by a change in control;
•	to encourage the executives’ full attention and dedication to us during a change in control;
•	to provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies; and
•	to retain key talent.
We tailored these arrangements to provide a mix of benefits that we believe support the objectives described above. All cash severance is “double-trigger,” meaning that cash severance will be paid to an executive only if he or she has a qualifying termination of employment within 24 months after the change in control for Mr. Jornayvaz or within 24 months after the change in control for our other current executives. In general, the cash severance amount equals two times the executive’s salary plus bonus at the time of termination for Mr. Jornayvaz or one times salary plus bonus for our other current executives. In addition, these arrangements provide that unvested equity awards will vest immediately upon a change in control for Mr. Jornayvaz or upon a qualifying employment termination within 24 months after a change in control for our other current executives. We did not make any changes to the change-in-control benefits for our executives in 2022. You can find more information about potential change-in-control benefit amounts below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Noncompetition Agreements
We have entered into noncompetition agreements with our executives and other key employees. Mr. Jornayvaz has a noncompetition provision in his employment agreement, as described below under the heading “Employment Agreement with Robert P. Jornayvaz III,” as well as in the Change in Control Severance Agreement between Intrepid and Mr. Jornayvaz. Our other executives have also entered into agreements that provide generally that, if the executive voluntarily leaves Intrepid or is terminated for cause, he or she will not solicit our employees or work for a customer or competitor of Intrepid for a period of twelve months after termination.
Insider Trading Policy and Hedging and Pledging Transactions
A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Insider Trading Policy and Hedging and Pledging Transactions.”

Stock Ownership Guidelines
All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period. For more information, please see “Corporate Governance—Stock Ownership Guidelines.”
Accounting Impact and Tax Deductibility of Compensation
ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock and PSAs under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Risk Assessment
The Compensation Committee has concluded that the compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.
The Compensation Committee
Barth E. Whitham (Chair)
Chris A. Elliott
Lori A. Lancaster
Mary E. McBride
William M. Zisch

Executive Compensation
2022 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered during the years shown by our named executive officers as of December 31, 2022.
Name and Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Robert P. Jornayvaz III Executive Chairman of the Board and Chief Executive Officer	2022	$50,000	$750	$3,898,475	$—	$6,468	$3,955,693
	2021	50,000	1,000	3,881,528	—	8,167	3,940,695
	2020	51,293	—	2,010,986	—	7,288	2,069,567
Matthew D. Preston Chief Financial Officer	2022	307,027	52,943	399,941	203,807	22,312	986,030
	2021	227,023	31,996	43,946	82,600	19,572	405,137
	2020	231,000	25,000	64,991	—	18,132	339,123
E. Brian Stone Former President and Chief Operating Officer(6)	2022	373,803	750	749,936	—	27,047	1,151,536
	2021	344,406	31,000	75,352	108,691	28,862	588,311
	2020	340,798	85,000	99,999	—	87,333	613,130
Robert E. Baldridge(6) Former Senior Vice President - New Mexico	2022	97,776	—	109,955	—	5,708	213,439
	2021	300,433	1,000	116,424	35,985	21,351	475,193
	2020	306,815	—	116,454	—	20,207	443,476
Kyle R. Smith(6) Former Vice President, General Counsel and Secretary	2022	110.439	—	149,898	—	8,923	269,260
	2021	244,279	1,000	59,620	58,424	19,715	383,038
	2020	242,628	—	64,991	—	81,349	388,968
(1)	Includes regular base salary, along with pay for vacation, choice holiday, sick, retroactive pay, bereavement, volunteer time off.
(2)	Represent Company-wide bonuses, and other transactional and retention bonuses for certain executives.
(3)
Represents the aggregate grant date fair value of awards of restricted stock and stock options, calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts below under the heading “Grants of Plan-Based Awards in 2022” and in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. For 2022, the aggregate grant date fair value of stock awards includes both the time-based restricted stock, and performance-based stock awards.

(4)	The amounts in this column represent annual cash bonuses earned under our 2022 Cash Bonus Program. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.
(5)	The following table describes each component of the 2022 amounts in this column:
Name	Perquisites And Other Personal Benefits(a)	Group Life Insurance Premiums	Supplemental Long- Term Disability Premiums	Intrepid Contributions to 401(k) Plan	Tax Reimbursements	Total
Robert P. Jornayvaz III	$3,200	$463	$—	$2,500	$305	$6,468
Matthew D. Preston	3,200	2,292	1,265	15,250	305	22,312
E. Brian Stone	5,300	2,292	5,334	13,694	427	27,047
Robert E. Baldridge	—	—	819	4,889	—	5,708
Kyle R. Smith	2,325	946	—	5,522	130	8,923
(a)	These amounts represent payments for office parking or mass transit, gym membership fees, executive physicals, and the value of health or service awards.
(6)	Mr. Stone retired from Intrepid in February 2023, Mr. Baldridge ceased employment in April 2022, and Mr. Smith resigned from Intrepid in May 2022.

Grants of Plan-Based Awards in 2022
The following table provides information about plan-based awards granted to our executives in 2022:
	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)(3)		Estimated Future Payouts under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(3)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name and Award Type		Target	Maximum	Threshold	Target	Maximum
Robert P. Jornayvaz III RSA –Performance RSA –Time Bonus Program
	3/17/2022	—	—	—	25,019	37,528	—	$2,338,526
	3/17/2022	—	—	—	—	—	23,518	1,559,949
	—	—	—	—	—	—	—	—
Matthew D. Preston RSA –Performance RSA–Time Bonus Program
	3/17/2022	—	—	—	3,207	—	—	199,956
	3/17/2022	—	—	—	—	—	3,015	199,985
	—	$214,760	$429,520	—	—	—	—	—
E. Brian Stone RSA –Performance RSA–Time Bonus Program
	3/17/2022	—	—	—	6,014	—	—	374,973
	3/17/2022	—	—	—	—	—	5,653	374,963
	—	$320,000	$640,000	—	—	—	—	—
Robert E. Baldridge(6) RSA –Performance RSA–Time Bonus Program
	3/17/2022	—	—	—	882	—	—	54,993
	3/17/2022	—	—	—	—	—	829	54,963
	—	—	—	—	—	—	—	—
Kyle R. Smith(6) RSA –Performance RSA–Time Bonus Program
	3/17/2022	—	—	—	1,202	—	—	74,945
	3/17/2022	—	—	—	—	—	1,130	74,953
	—	—	—	—	—	—	—	—
(1)
Represents possible payouts that could have occurred under our 2022 Bonus Plan for executives, other than Mr. Jornayvaz. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.

(2)
Represents estimated possible payouts that could have occurred under performance-vesting restricted stock awards. See “Compensation Discussion and Analysis – Equity Awards” for additional information. Mr. Jornayvaz’s award could earn up to 37,528 shares if the highest level of performance is achieved. Mr. Jornayvaz’s award also vests in the event of death, disability, or a change in control. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

(3)
Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

(4)
Represents time-based restricted stock granted to executives. The awards vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment. See “Compensation Discussion and Analysis – Equity Award” for additional information. The awards also vest in the event of death, disability, or a change in control followed by a qualifying termination of employment.

(5)
Represents the aggregate grant date fair value of awards of restricted stock calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. For Mr. Jornayvaz’s performance-vesting restricted stock awards, we estimated the grant date fair value of the award using the Monte-Carlo simulation valuation model, using the following assumptions in estimating the value of the award: 6-year risk-free interest rate of 2.2%; estimated volatility of 79.8%; dividend yield of 0%; and expected life of 6.0 years.

(6)
Mr. Baldridge ceased employment in April 2022, and Mr. Smith resigned from Intrepid in May 2022, and therefore, neither participated in the 2022 Bonus Plan. Mr. Baldridge also did not accept his equity awards in March 2022.

Outstanding Equity Awards at the End of 2022
The following table provides information regarding outstanding stock options and restricted stock held by our executives as of December 31, 2022.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1)
Robert P. Jornayvaz III	3/12/2018(2)	155,518	—	$39.00	3/12/2028	—	—	—	—
	6/4/2017(2)	51,369	—	$22.90	6/4/2027	—	—	—	—
	11/8/2016(2)	60,000	—	$10.30	11/8/2026	—	—	—	—
	6/8/2020(3)	—	—	—	—	19,324	$557,884	—	—
	6/8/2020(4)	—	—	—	—	—	—	47,259	$1,364,367
	12/23/2021(3)	—	—	—	—	29,226	843,755	—	—
	12/23/2021(5)	—	—	—	—	—	—	48,305	1,394,565
	3/17/2022(3)	—	—	—	—	23,518	678,965	—	—
	3/17/2022(6)	—	—	—	—	—	—	29,025	837,952
Matthew D. Preston	12/15/2020(3)	—	—	—	—	1,333	38,484	—	—
	3/11/2021(3)	—	—	—	—	415	11,981	—	—
	3/11/2021(7)	—	—	—	—	—	—	627	18,101
	3/17/2022(3)	—	—	—	—	3,015	87,043	—	—
	3/17/2022(7)	—	—	—	—	—	—	3,207	92,586
E. Brian Stone(8)	12/15/2020(3)	—	—	—	—	2,050	59,184	—	—
	3/11/2021(3)	—	—	—	—	712	20,555	—	—
	3/11/2021(7)	—	—	—	—	—	—	1,074	31,006
	3/17/2022(3)	—	—	—	—	5,653	163,202	—	—
	3/17/2022(7)	—	—	—	—	—	—	6,014	173,624
Robert E. Baldridge(8)	—	—	—	—	—	—	—	—	—
Kyle R. Smith(8)	—	—	—	—	—	—	—	—	—
(1)	Market value is based on the closing market price of our common stock on December 31, 2022 ($28.87 per share).
(2)	Award was fully vested as of December 31, 2022.
(3)	Award vests in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.
(4)
Award contains volume-weighted average closing price (“VWAP”) threshold price targets of Intrepid’s common stock for 20 consecutive trading days, as reported by the New York Stock Exchange (“NYSE”), which were met in 2021, and the shares vest in 2023, subject to continued employment.

(5)
Award contains VWAP threshold price targets of Intrepid’s common stock for 20 consecutive days, as reported by the NYSE, which were met in 2022. The award vests in two annual installments beginning on the first anniversary of the quarter end in which the price target was achieved, subject to continued employment.

(6)
Award vests as follows: (i) 50% on the one-year anniversary of the fiscal quarter end in which the price achievement goal is met, and (ii) 50% on the two-year anniversary of the fiscal quarter end in which the price achievement goal was met, subject to continued employment as of each vesting date; provided, however, that no vesting will occur unless and until the VWAP of Intrepid’s common stock for 20 consecutive trading days, as reported by the NYSE, meets a threshold price target. The threshold price targets are based on various compounded annual growth rates for Intrepid’s stock price using a starting stock price of $66.33. The award may earn between 50% and 150% of the target number of shares (25,019) based on the price achievement target that is met. The price achievement target to earn 116% of the target number of shares was meet during 2022. The number of shares shown in the table equals the number of shares earned at 116% of the target number of shares. The award has until March 17, 2026 to meet price achievement targets above 116%, up to the maximum 150% of the target number of shares. See “Compensation Discussion and Analysis – Equity Awards – Mr. Jornayvaz’s Equity Awards” for additional information.

(7)
Award vests in three equal annual installments if the issuer satisfies certain performance criteria for the relevant periods, subject to the reporting person's continued employment with the issuer through the vesting date.

(8)	Messrs. Stone, Baldridge and Smith forfeited their equity awards in connection with their respective separation of service from the Company.

Option Exercises and Stock Vested in 2022
The following table provides information about options exercise and restricted stock that vested in 2022 for each of our executives.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Robert P. Jornayvaz III	—	—	146,991	$11,540,415
Matthew D. Preston	1,018	$55,516	1,852	84,792
E. Brian Stone	—	—	2,942	138,217
Robert E. Baldridge	3,600	183,422	—	—
Kyle R. Smith	—	—	706	59,438
(1)	Value was calculated by multiplying the number of shares exercised by the difference between the market price of our common stock at exercise and the exercise price.
(2)	Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.
Employment Agreement with Robert P. Jornayvaz III
We entered into an employment agreement with Mr. Jornayvaz, which was originally entered into in 2010. In March 2019, we amended the agreement to extend its term until April 18, 2022, at which time the employment agreement expired. Mr. Jornayvaz’s compensation remained the same after termination of his employment agreement.
You can find information about Mr. Jornayvaz’s actual 2022 salary, equity awards, and other compensation as approved by the Compensation Committee above under the heading “Compensation Discussion and Analysis.” Under his employment agreement, Mr. Jornayvaz was entitled to an annual salary of $100,000, subject to annual review by the Compensation Committee. Mr. Jornayvaz subsequently requested an annual base salary decrease to $50,000, which was approved by the Compensation Committee. The agreement also provided that the general intent is for Mr. Jornayvaz to receive a target annual bonus, with his actual target bonus and equity award for any year as determined by the Compensation Committee in its sole discretion. Mr. Jornayvaz also was entitled to all other benefits offered generally to our senior management.
Under the terms of the expired agreement, if Mr. Jornayvaz’s employment was terminated for any reason, he would be entitled to the following benefits:
•	Payment of any salary, bonus, or other compensation earned but not yet paid to him through the date of termination;
•	Rights to continued healthcare coverage as required by law;
•
Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination;

•	Rights with respect to D&O insurance; and
•	Rights under any separate change-in-control severance agreement or other agreement between us and him.
He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Under the terms of the expired agreement, Mr. Jornayvaz agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.

Potential Payments Upon Termination or Change-in-Control
This section describes and quantifies potential payments that may be made to each of our executives following, or in connection with, the termination of his or her employment or as a result of a change in control of Intrepid. We did not make any changes in 2022 to executives’ potential termination and change-in-control benefits. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements or our broad-based change-in-control severance policy and under their equity award agreements. Executives are not entitled to severance benefits outside of a change in control.
Change in Control
Mr. Jornayvaz is entitled to full vesting on all outstanding equity awards upon a qualifying change in control. Each of our other executives is entitled to full vesting on all outstanding equity awards upon a qualifying termination of employment within twenty-four months following a change in control.
Qualifying Termination Following a Change in Control
If an executive’s employment is terminated by us without “Cause” or by him or her for “Good Reason” within 24 months of a change in control for Mr. Jornayvaz or within 24 months for our other current executives, the executive would be entitled to the following additional termination benefits:
•
A lump sum cash payment equal to (a) two times the executive’s annual salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding years for Mr. Jornayvaz or one times salary and bonus for our other current executives.

○
If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus.

○	If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year’s target bonus amount.
•	A lump sum cash payment equal to the current year’s target annual bonus, pro-rated for the length of time the executive was employed during the year prior to termination.
•	Continuation of standard health and welfare benefits for up to two years for Mr. Jornayvaz or one year for our other current executives.
•	Individual outplacement services up to a maximum of $5,000.
The executive is not entitled to these benefits upon termination of employment for any other reason following a change in control, including a termination for “Cause,” or as a result of death or disability.
To receive the benefits described above, the executive is bound by non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.
A “change in control” occurs if any one of the following events occurs:
•	Any individual, entity, or group (other than Mr. Jornayvaz or his affiliates) becomes the beneficial owner of more than 30% of our voting securities.
•	The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.
•
There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting securityholders prior to the transaction.

•	Our stockholders approve a complete plan of liquidation or dissolution.
“Cause” means any (a) conviction of, or pleading nolo contendere to, a felony; (b) engaging in theft, fraud, embezzlement, or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; or (d) willful failure to perform substantially the executive’s material duties that is not cured within 30 days.
“Good Reason” means (a) a reduction in the executive’s salary or annual bonus opportunity; (b) a material diminution in the executive’s responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his or her services; or (d) any material failure by us to comply with any material term of the executive’s change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days, and we must fail to cure the event or condition within 30 days after notice.
Post-Employment or Change-in-Control Payments
The tables below quantify the post-employment and change-in-control payments to which our executives would be entitled upon the occurrence of the specified trigger events. All calculations assume that the termination of employment occurred on December 31, 2022.
Mr. Stone retired from his positions with the Company in February 2023. In connection with his retirement, the Company and Mr. Stone entered into a retirement and separation agreement, which provides, among other things, that the Company will pay Mr. Stone $400,000 in cash, payable in two equal installments during 2023, and will pay the cost of Mr. Stone’s benefits continuation coverage under COBRA through the end of April 2023.
Messrs. Baldridge and Smith are not included below as their employment with Intrepid ended in 2022.
Robert P. Jornayvaz III
Type of Compensation	Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$100,000
Accelerated Vesting of Restricted Stock(1)	—	$2,080,603	2,080,603
Accelerated Vesting of Performance Stock(1)	—	3,596,884	3,596,884
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	33,384	33,384
Other Benefits – Outplacement Services	—	5,000	5,000
Total Post-Employment or Change-in-Control Compensation	—	$5,715,871	$5,815,871
Matthew D. Preston
Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$356,800
Prorated Bonus for Year of Termination	—	—	214,760
Accelerated Vesting of Restricted Stock(1)	—	—	137,508
Accelerated Vesting of Performance Stock(1)	—	—	110,688
Other Benefits – Health & Welfare(3)	—	—	52,231
Other Benefits – Outplacement Services	—	—	5,000
Total Post-Employment or Change-in-Control Compensation	—	—	$876,987
(1)
Amount was calculated by multiplying the number of shares of restricted stock held on December 31, 2022, by the closing market price of our common stock on December 30, 2022 ($28.87 per share). Mr. Jornayvaz is entitled to full vesting on all restricted stock upon a qualifying change in control. The unvested performance stock granted to Mr. Jornayvaz in 2022 would have accelerated in full upon assumed change in control on December 31, 2022. Other executives are entitled to full vesting on all restricted stock upon a qualifying termination of employment within twenty-four months following a change in control. Additionally, the unvested performance stock granted to other executives had met the performance threshold as of December 31, 2022, and the other executives are entitled to full vesting of these restricted shares upon a qualifying termination of employment within twenty-four months following a change in control.

(2)
Amount was calculated by multiplying the number of shares of common stock underlying the option held on December 31, 2022, by the difference between the closing market price of our common stock on December 30, 2022 ($28.87 per share) and the option exercise price. Mr. Jornayvaz is entitled to full vesting on all unvested stock options upon a qualifying change in control. Other executives are entitled to full vesting on all unvested stock options upon a qualifying termination of employment within twenty-four months following a change in control.

(3)
Health and welfare benefits continue until the earlier of two years for Mr. Jornayvaz and one year for other executives from the date of termination or when the executive obtains coverage under another employer’s medical plan.

Benefits on Death or Disability
Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who hold equity awards are entitled to accelerated vesting on their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Information for Messrs. Baldridge and Smith are not included below as their employment with Intrepid ended in 2022.
Assuming a termination of employment due to death or disability on December 31, 2022, the value of this accelerated vesting for each of our executives would have been as follows:
Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$5,677,488
Matthew D. Preston	248,195
E. Brian Stone	447,572
Mr. Jornayvaz is eligible for long-term care insurance benefits upon a termination of employment due to disability. We estimate that Mr. Jornayvaz would be entitled to up to $2,500 per month in long-term care insurance benefits for the duration of the disability. Executives other than Mr. Jornayvaz are eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. We estimate that these executives would be entitled to up to approximately $30,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

CEO PAY RATIO
This section provides information about the ratio of the 2022 annual total compensation of Mr. Jornayvaz, as our Executive Chairman and Chief Executive Officer, to the median of the 2022 annual total compensation of our other employees. The CEO pay ratio shown below is a reasonable estimate calculated in a manner consistent with SEC rules.
Mr. Jornayvaz’s 2022 annual total compensation as reported in the Summary Compensation Table above was $3,955,693. The 2022 annual total compensation of our median employee was $86,838. Thus, the ratio of Mr. Jornayvaz’s 2022 annual total compensation to the median of the 2022 annual total compensation of all other employees was 46 to 1.
We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We determined our median employee based on taxable wages of each of our employees, excluding Mr. Jornayvaz, as of December 31, 2022. Our median employee is an equipment operator and did not receive any equity awards in 2022. After identifying the median employee based on 2022 total taxable wages, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table above in this Proxy Statement. Because different companies use different methods to determine their estimated CEO pay ratio, the estimated CEO pay ratio above should not necessarily be used as a basis for comparisons between companies.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following information regarding the relationship between executive compensation actually paid, as defined by SEC rules (“CAP”), to our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”), and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. The CAP amounts shown in the table below do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year.
Pay Versus Performance Table
Year	Summary Compensation Table Total for Robert P. Jornayvaz III(1)	Compensation Actually Paid to Robert P. Jornayvaz III(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)(5)	Company-Selected Measure: Adjusted EBITDA (6)(7) ($ Millions)
					TSR	Peer Group TSR
2022	$3,955,693	$7,424,996	$655,066	$378,521	$106.53	$132.41	$72.2	$141.7
2021	3,940,695	8,680,400	462,920	479,980	157.68	145.13	249.8	67.6
2020	2,069,567	3,742,949	446,174	440,929	89.11	115.69	(27.1)	20.8

(1)	Robert P. Jornayvaz III was our PEO for each year presented. Our Non-PEO NEOs for each of 2020, 2021 and 2022 were Matthew D. Preston, E. Brian Stone, Robert E. Baldridge and Kyle R. Smith.
(2)
The amounts shown for CAP have been calculated in accordance with SEC rules and do not reflect compensation actually earned, realized, or received by the Company’s named executive officers. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Robert P. Jornayvaz III	Exclusion of Stock Awards for Robert P. Jornayvaz III(a)	Inclusion of Equity Values for Robert P. Jornayvaz III(b)	Compensation Actually Paid to Robert P. Jornayvaz III
2022	$3,955,693	$(3,898,475)	$7,367,778	$7,424,996
2021	3,940,695	(3,881,528)	8,621,233	8,680,400
2020	2,069,567	(2,010,986)	3,684,368	3,742,949
Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs(a)	Average Inclusion of Equity Values for Non-PEO NEOs(b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$655,066	$(352,433)	$75,888	$378,521
2021	462,920	(73,836)	90,896	479,980
2020	446,174	(86,609)	81,363	440,929
(a)
These amounts reflect the totals from the Stock Awards column set forth in the Summary Compensation Table for Mr. Jornayvaz and the average of the Stock Awards and Option Awards columns set forth in the Summary Compensation Table for the Non-PEO NEOs, as applicable.

(b)	The amounts are derived from the amounts set forth in the following tables:
Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Robert P. Jornayvaz III	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Robert P. Jornayvaz III	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Robert P. Jornayvaz III	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Robert P. Jornayvaz III	Total - Inclusion of Equity Values for Robert P. Jornayvaz III
2022	$1,516,904	$ (1,914,812)	$7,765,686	—	$7,367,778
2021	3,854,691	4,398,711	367,831	—	8,621,233
2020	3,697,274	309,596	(322,502)	—	3,684,368

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2022	$129,114	$(21,521)	$11,858	$(43,563)	$75,888
2021	67,930	43,802	22,405	(43,241)	90,896
2020	128,635	(669)	(46,603)	—	81,363
(4)
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Basic Materials Index, which we also utilize in the stock performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Dow Jones U.S. Basic Materials Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	Reflects net income as reported in the Company’s Annual Reports on Form 10-K for each of the applicable years.
(6)
We determined Adjusted EBITDA to be the most important financial performance CAP measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

(7)
Adjusted EBITDA is calculated as net income adjusted for certain items that impact the comparability of results from period to period. Intrepid considers Adjusted EBITDA to be useful because the measure reflects Intrepid’s operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses Adjusted EBITDA to assess operating performance. A reconciliation of Net Income to Adjusted EBITDA for the years ended December 31, 2022 and 2021 is contained in its earnings release furnished on a Current Report on Form 8-K filed on March 6, 2023. A reconciliation of Net Income to Adjusted EBITDA for the years ended December 31, 2021 and 2020 is contained in its earnings release furnished on a Current Report on Form 8-K filed on March 7, 2022.

2022 Most Important Financial Performance Measures
The Company uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with Company performance. The financial performance measures identified as the most important measures used by the Company to link our named executive officers’ 2022 CAP to Company performance are listed below in unranked order, which are described in more detail above in the “Compensation Discussion and Analysis.”
Performance Measures
Adjusted EBITDA
Cost of Goods Produced
TSR/Stock Price

CAP and Cumulative TSR
As demonstrated by the following graph, the CAP to the Company’s PEOs and the average amount of CAP to the Company’s non-PEO NEOs are aligned with the Company’s cumulative TSR over the three years presented in the pay versus performance table above. A significant portion of the CAP to our named executive officers is comprised of equity awards which have a value directly tied to the value of the Company’s common stock, demonstrating alignment between CAP and the Company’s cumulative TSR.

Cumulative TSR of the Company and Cumulative TSR of Company Peer Group
The following graph represents the Company’s cumulative TSR over the three-year period presented in the Pay versus Performance Table above compared to the cumulative Peer Group TSR over the same period.

Company TSR vs. Peer Company TSR
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
$100
$116
89.11
157.68
$145
$132
106.53
Company TSR
Peer Group TSR

CAP and Adjusted EBITDA
The chart below demonstrates the relationship between Adjusted EBITDA and CAP to the PEOs and the average amount of CAP to Non-PEO NEOs.

CAP and Net Income
The chart below demonstrates the relationship between net income and CAP to the PEO and the average amount of CAP to Non-PEO NEOs. The Company does not currently use net income as a metric in any of our incentive programs.

Director Compensation
Nonemployee Director Compensation Policy
The Governance Committee periodically reviews director compensation and, if appropriate, recommends any changes to the Board for its approval. Recommendations are typically based on a review of compensation for nonemployee directors of companies of comparable size to us based on general industry data collected by F. W. Cook. We did not make any significant changes to our director compensation in 2022.
Our director compensation program provides for the following compensation for nonemployee directors:
Annual cash retainer	$65,000
Annual grant of restricted stock with one-year vesting	$85,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000
Compensation Committee	$10,000
Governance Committee	$7,500
Strategy Committee	$10,000
Additional annual cash retainer to each committee member:
Audit Committee	$10,000
Compensation Committee	$10,000
Governance Committee	$5,000
Cash retainers are generally paid in quarterly installments. The annual restricted stock grant is made at the first Board meeting after the Annual Meeting.
Director Compensation Table
The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading “Executive Compensation – 2022 Summary Compensation Table.” We do not provide any additional compensation to Mr. Jornayvaz for his service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our nonemployee director compensation policy, which is described below the table.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Chris A. Elliott	$100,000	$84,955	$184,955
Hugh E. Harvey, Jr.(2)	16,250	—	16,250
Lori A. Lancaster	97,500	84,955	182,455
Mary E. McBride	105,000	84,955	189,955
Barth E. Whitham	100,000	84,955	184,955
William M. Zisch	55,500	84,955	140,455
(1)
These amounts represent the aggregate grant date fair value of annual restricted stock awards granted on May 19, 2022 for all directors, calculated in accordance with financial statement reporting rules, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. The awards vest in full on May 19, 2023, subject to the director’s continued service. The awards also vest in the event of death, disability, or a qualifying change in control.

Our directors held the following shares of restricted stock and vested stock options as of December 31, 2022:
Name	Shares of Restricted Stock	Vested Stock Options
Chris A. Elliott	1,327	—
Hugh E. Harvey, Jr.	—	—
Lori A. Lancaster	1,327	—
Mary E. McBride	1,327	—
Barth E. Whitham	1,327	—
William M. Zisch	1,327	—
Information regarding restricted stock and vested stock options held by Mr. Jornayvaz is reported above under the heading “Executive Compensation – Outstanding Equity Awards at the End of 2022.”
(2)	Mr. Harvey retired from the Board effective February 25, 2022.

Security Ownership of Certain Beneficial Owners and Management
The table below sets forth information regarding the beneficial ownership of our common stock as of March 22, 2023, by the following persons:
•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board and each executive officer named in the Summary Compensation Table above; and
•	all members of our Board and current executive officers as a group.
The table is based on information that we received from these individuals and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or other equity awards that are exercisable as of March 22, 2023, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the awards for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock generally have the same voting and other rights as holders of our common stock, and therefore, are included in the beneficial ownership for each applicable person.
To our knowledge, none of our directors or executive officers has pledged as security any of the shares that they beneficially own. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.
Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Beneficially Owning More Than 5%
Robert P. Jornayvaz III	2,546,197(2)	18.9%
Teton Trust Company, as trustee of Clearway Trust	1,203,222(3)	8.9%
BlackRock, Inc.	848,422(4)	6.3%
Dimensional Fund Advisors LP	772,528(5)	5.7%
Directors and Named Executive Officers (in addition to Messrs. Jornayvaz, whose information is presented above)
Chris A. Elliott	35,617(6)	*
Lori A. Lancaster	4,272(6)	*
Mary E. McBride	12,807(6)	*
Barth E. Whitham	37,401(6)	*
William M. Zisch	1,327(7)	*
Matthew D. Preston	24,408(8)	*
E. Brian Stone	19,201(9)	*
Robert E. Baldridge	—	*
Kyle R. Smith	—	*
Current directors and executives, as a group (8 persons)	2,670,478	19.9%
*	Less than 1%
(1)
The percentage ownership for each stockholder on March 22, 2023, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 13,183,102 shares of our common stock outstanding on March 22, 2023.

(2)
Represents (a) 1,720,923 shares held by IPC that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III because of his position as the sole stockholder, sole director, and President of IPC, (b) 257,390 unrestricted shares, (c) 300,697 shares of restricted stock, and (d) 267,187 shares subject to stock options that are exercisable as of March 22, 2023, or within 60 days of that date.

(3)
Based solely on a Schedule 13G/A filed with the SEC on January 30, 2023. The principal business office of Teton Trust Company LLC as Trustee of Clearway Trust is 36 E. Broadway, Suite 9-3, PO Box 490, Jackson, Wyoming 83001.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 1, 2023. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Based solely on a Schedule 13G filed with the SEC on February 10, 2023. The principal business office of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(6)	Includes 1,327 shares of restricted stock.
(7)	Represents 1,327 shares of restricted stock.
(8)	Includes 21,760 shares of restricted stock.
(9)	Includes 15,503 shares of restricted stock.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports filed with the SEC and written representations furnished to us that no other reports were required, we believe that all reports of our officers, directors and persons who beneficially own more than 10% of our common stock required under Section 16(a) were timely filed during the year ended December 31, 2022, except for:
•	one late Form 4 for William M. Zisch related to his annual director equity grant on May 19, 2022 due to SEC filing code delays.

Certain Relationships and Related-Person Transactions
Policy on Transactions with Related Persons
Our Board has adopted a written policy with respect to related-person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. In addition, related-person transactions must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. For purposes of this policy, a “related person” means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.
In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of the opportunity through his or her affiliation with us.
Our Board or the Audit Committee approved each of the arrangements described below under the heading “—Related-Person Transactions” pursuant to our policy when we originally entered into or agreed to it.
Related-Person Transactions
Set forth below is a description of transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2022.
Director Designation and Voting Agreement
You can find more information about this agreement above under the heading “Corporate Governance–Director Designation and Voting Agreement.”
Registration Rights Agreement
Intrepid, IPC, and Harvey Operating and Production Company (“HOPCO”) are parties to a Registration Rights Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Hugh Harvey, our former director, is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO may make up to three demands for registration, one of which may require a shelf registration statement. In addition, IPC and HOPCO have piggyback registration rights that give them the right to have their shares included in a registration statement for certain future registered offerings by us. We will bear all costs of registration pursuant to the registration rights provided under this agreement. There were no costs associated with this agreement in 2022.
Office Sublease
In 2017, we entered into a sublease agreement with Peakview Oil Company, LLC (“Peakview”), an entity that is majority owned by Mr. Jornayvaz. Under the agreement, we sublease to Peakview a portion of our unused office space at our headquarters in Denver. The sublease agreement is made on the same general terms and conditions as the master lease under which we lease the office space. Peakview pays us approximately $500 per month in rent, as well as any additional fees and expenses imposed under our master lease relating to Peakview’s use. The sublease expired in April 2022. For 2022, Peakview paid us $1,009 under the agreement.
Transition Services Agreement
In 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC (“IOG”). IOG is owned in equal parts by IPC and HOPCO. In February 2019, we and IOG entered into an amendment to this agreement to extend the term of the agreement to April 24, 2021. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title, and engineering services relating to IOG’s oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.
IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:
•
The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation, and payroll taxes of that employee, employee benefit plans attributable to the employee, and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

•	Out-of-pocket costs and expenses incurred by us during the month
The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15% of their total working time for Intrepid. This limit may be exceeded only with the prior approval of our Board.
In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that the drilling does not interfere with our operations. IOG must reimburse us for any costs relating to IOG’s drilling of the well. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in our potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG’s out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG must indemnify us for any damage to our Moab mine that is caused by the drilling of the well. In 2022, we paid $105,382 to IOG to convert the well from an oil and gas well to a well to be used for solution mining operations in Moab, Utah, and we assumed various permits related to the well.
Aircraft Use
In 2009, we entered into an aircraft dry-lease agreement with Intrepid Production Holdings LLC (“IPH”), which is indirectly owned by Mr. Jornayvaz. The agreement allows us to use an aircraft owned by IPH for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on January 9, 2009, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days’ notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2022, we paid $300,527 to IPH under this agreement.

Householding
We have adopted a practice called “householding.” This practice allows us to deliver only one copy of certain of our stockholder communications (such as the Notice regarding the internet availability of proxy materials, our annual reports, or our proxy materials) to stockholders who have the same address and last name and who do not participate in email delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy of these notices or materials. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Secretary, or call us at (303) 296-3006. Upon written or oral request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.
Stockholder Proposals
A stockholder who would like to have a proposal considered for inclusion in our 2024 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit the proposal so that it is received by us no later than December 7, 2023, unless the date of our 2024 Annual Meeting is more than 30 days before or after May 19, 2024, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.
For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an Annual Meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding Annual Meeting. Accordingly, notice of stockholder proposals for the 2024 Annual Meeting of Stockholders must be received by us between January 20, 2024 and February 19, 2024. If the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or 70 days after May 19, 2024, we must receive the proposal or nomination no earlier than the 120th day before the Annual Meeting date and no later than the 90th day before the Annual Meeting date, or the 10th day following the day on which public disclosure of the date of the 2024 Annual Meeting of Stockholders is made.
Any shareholder who wishes to nominate a person for election as a director should review our Bylaws. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be sent to the Company no later than 60 calendar days prior to the first anniversary of this year's Annual Meeting (for the 2024 Annual Meeting of Stockholders by March 20, 2024). If the date of the next annual meeting is changed by more than 30 calendar days from the first anniversary of this year's Annual Meeting, then such notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made.
Annual Report on Form 10-K and Other SEC Filings
At your request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.
You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC’s website at sec.gov.

Other Matters
The Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Annual Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.
By Order of the Board of Directors,

Matt Preston
Chief Financial Officer
April 5, 2023

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IPI2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Directors

Nominees	For	Against	Abstain
1a. Robert P. Jornayvaz III	☐	☐	☐
1b. William M. Zisch	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote FOR a frequency of 1 YEAR for Proposal 4.

	1 year	2 years	3 years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000602743_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

INTREPID POTASH, INC.
Annual Meeting of Stockholders
May 19, 2023 10:00 AM (MDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew D. Preston and Christina C. Sheehan or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTREPID POTASH, INC. that the stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders to be held on May 19, 2023 at 10:00 a.m., Mountain Time, via live webcast at www.virtualshareholdermeeting.com/IPI2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000602743_2 R1.0.0.6

Continued and to be signed on reverse side